OGE Energy Corp. reports 2022 results and outlook for 2023

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E") today reported earnings of $3.32 per diluted share in 2022, compared to earnings of $3.68 per diluted share in 2021.

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OG&E, a regulated electric company, contributed earnings of $2.19 per diluted share in 2022, compared with earnings of $1.80 per diluted share in 2021.
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Other operations, which includes the holding company, contributed a loss of $0.03 per diluted share in 2022, compared to a loss of $0.04 per diluted share in 2021.
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Natural Gas Midstream Operations contributed earnings of $1.16 per diluted share in 2022, compared to earnings of $1.92 per diluted share in 2021.

"Continued economic growth in our communities combined with outstanding execution by our employees delivered solid financial results in 2022," said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. "As we look ahead to 2023 as a pure-play electric company, OG&E will continue to deliver reliable, resilient and secure energy for our customers with our focus on safety, operational excellence, and customer experience."

Discussion of 2022 Results

OG&E contributed net income of $439.5 million, or $2.19 per diluted share, in 2022 compared to $360.0 million, or $1.80 per diluted share, in 2021. The increase in net income was primarily due to higher operating revenues driven by favorable weather and revenues from the recovery of capital investments, partially offset by higher depreciation expense and increased other operation and maintenance expense.

Other Operations resulted in a loss of $5.1 million, or $0.03 per diluted share, in 2022 compared to a loss of $7.7 million, or $0.04 per diluted share, in 2021. The decrease in the net loss was primarily due to higher other income, partially offset by an increase in net interest expense.

Natural Gas Midstream Operations contributed net income of $231.3 million, or $1.16 per diluted share, in 2022 compared to net income of $385.0 million, or $1.92 per diluted share, in 2021. The decrease in net income was primarily due to a prior year gain on the Enable merger transaction and the elimination of OGE Energy's equity in earnings of Enable in 2022, which were driven by the merger of Enable and Energy Transfer closing in December 2021, partially offset by a gain on OGE Energy's investment in Energy Transfer's equity securities in 2022 and lower-income tax expense.

Fourth Quarter Results

For the three months ended December 31, 2022, OGE Energy reported net income of $50.3 million, or $0.25 per diluted share, compared with net income of $319.2 million, or $1.59 per diluted share, in same period of 2021. The decrease in earnings was primarily due to a net gain of $265 million, or $1.32 per diluted share on the Enable merger transaction in 2021. OG&E reported net income of $46.7 million, or $0.23 per diluted share, compared with net income of $39.9 million, or $0.20 per diluted share, in the same period of 2021. The increase in earnings at OG&E was primarily due to higher operating revenues from the recovery of capital investments, partially offset by higher depreciation expense due to a growing asset base and an increase in depreciation rates resulting from the Oklahoma general rate review order received in September 2022, as well as higher operation and maintenance expense. Other operations reported net income of $0.1 million in 2022 compared to a loss of $4.8 million, or a loss of $0.03 per diluted share, in the same period 2021.

2023 Outlook

The midpoint of OGE Energy's consolidated earnings guidance is $2.00 per average diluted share, within a range of $1.93 to $2.07 per average diluted share. The midpoint of the Company’s 2023 earnings guidance for OG&E is $2.04 per average diluted share, within a range of $1.99 to $2.09 per average diluted share. The midpoint of the Company's 2023 holding company and other operations guidance is a loss of $0.04 per average diluted share, within a range of a loss of $0.02 to $0.06 per average diluted share. This guidance assumes approximately 201 million average diluted shares outstanding. The Company no longer has a natural gas midstream segment.

More information regarding the Company's financial results and 2023 earnings guidance is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Dividend Declared

On February 22, 2023 the Company’s Board of Directors approved a second quarter dividend of $0.4141 per common share of stock, to be paid April 28, 2023 to shareholders of record on April 10, 2023.

Conference Call Webcast

OGE Energy Corp. will host a conference call for discussion of the results on Thursday, February 23, 2023 at 8 a.m. CST. The conference will be available through the Investor Center at www.oge.com.

OGE Energy Corp. is the parent company of OG&E, a regulated electric company with approximately 889,000 customers in Oklahoma and western Arkansas.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties, and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies, inflation rates and their impact on capital expenditures; the ability of the Company and its subsidiary to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery, including through securitization, of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including losing control of our assets and potential ransoms, and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from emerging industries such as cryptocurrency; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the pandemic health event resulting from COVID-19, and their collateral consequences; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, rising interest rates, supply chain disruptions, economic recessions and uncertainty surrounding continued hostilities or sustained military campaigns; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed in the Company's Form 10-K for the year ended December 31, 2022.

Note: Consolidated Statements of Income for OGE Energy Corp., Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions except per share data)	2022	2021	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$684.5	$555.0	$3,304.2	$3,588.7
Other revenues	27.4	26.3	71.5	65.0
Operating revenues	711.9	581.3	3,375.7	3,653.7
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	339.6	250.7	1,662.4	2,127.6
OPERATING EXPENSES
Other operation and maintenance	136.9	119.2	501.4	463.1
Depreciation and amortization	119.5	105.8	460.9	416.0
Taxes other than income	24.0	24.3	101.5	102.8
Operating expenses	280.4	249.3	1,063.8	981.9
OPERATING INCOME	91.9	81.3	649.5	544.2
OTHER INCOME (EXPENSE)
Gain (loss) on equity securities	—	(8.6)	282.1	(8.6)
Equity in earnings of unconsolidated affiliates	—	41.9	—	169.8
Allowance for equity funds used during construction	2.3	1.9	6.9	6.7
Other net periodic benefit expense	(1.1)	(1.8)	(12.9)	(6.1)
Other income	14.0	11.4	74.6	26.3
Gain on Enable/Energy Transfer transaction, net	—	344.4	—	344.4
Other expense	(11.5)	(27.4)	(44.6)	(39.9)
Net other income (expense)	3.7	361.8	306.1	492.6
INTEREST EXPENSE
Interest on long-term debt	42.4	39.3	162.1	154.8
Allowance for borrowed funds used during construction	(1.3)	(1.0)	(4.0)	(3.5)
Interest on short-term debt and other interest charges	0.5	1.2	8.2	7.0
Interest expense	41.6	39.5	166.3	158.3
INCOME BEFORE TAXES	54.0	403.6	789.3	878.5
INCOME TAX EXPENSE	3.7	84.4	123.6	141.2
NET INCOME	$50.3	$319.2	$665.7	$737.3
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.2	200.2	200.1
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.8	200.5	200.8	200.3
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.25	$1.59	$3.33	$3.68
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.25	$1.59	$3.32	$3.68

OKLAHOMA GAS AND ELECTRIC COMPANY

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2022	2021	2022	2021
OPERATING REVENUES
Revenues from contracts with customers	$684.5	$555.0	$3,304.2	$3,588.7
Other revenues	27.4	26.3	71.5	65.0
Operating revenues	711.9	581.3	3,375.7	3,653.7
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	339.6	250.7	1,662.4	2,127.6
OPERATING EXPENSES
Other operation and maintenance	136.6	120.3	491.9	464.7
Depreciation and amortization	119.5	105.8	460.9	416.0
Taxes other than income	23.4	24.0	98.0	99.3
Operating expenses	279.5	250.1	1,050.8	980.0
OPERATING INCOME	92.8	80.5	662.5	546.1
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	2.3	1.9	6.9	6.7
Other net periodic benefit income (expense)	2.2	(1.1)	1.2	(4.3)
Other income	2.2	1.9	6.5	7.1
Other expense	(1.5)	(0.8)	(3.4)	(1.8)
Net other income	5.2	1.9	11.2	7.7
INTEREST EXPENSE
Interest on long-term debt	40.5	38.5	157.4	152.7
Allowance for borrowed funds used during construction	(1.3)	(1.0)	(4.0)	(3.5)
Interest on short-term debt and other interest charges	0.4	0.2	4.4	2.8
Interest expense	39.6	37.7	157.8	152.0
INCOME BEFORE TAXES	58.4	44.7	515.9	401.8
INCOME TAX EXPENSE	11.7	4.8	76.4	41.8
NET INCOME	46.7	39.9	439.5	360.0
Other comprehensive income, net of tax	—	—	—	—
COMPREHENSIVE INCOME	$46.7	$39.9	$439.5	$360.0

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2022	2021	2022	2021
Operating revenues by classification:
Residential	$257.6	$210.6	$1,307.0	$1,342.1
Commercial	184.8	137.3	825.6	766.9
Industrial	70.3	60.7	322.4	328.2
Oilfield	71.6	57.2	306.7	316.8
Public authorities and street light	65.3	50.9	298.9	289.5
System sales revenues	649.6	516.7	3,060.6	3,043.5
Provision for rate refund	0.6	—	(1.2)	—
Integrated market	28.2	21.3	163.8	468.9
Transmission	26.1	36.4	131.7	140.2
Other	7.4	6.9	20.8	1.1
Total operating revenues	$711.9	$581.3	$3,375.7	$3,653.7
MWh sales by classification (In millions)
Residential	2.2	1.9	10.4	9.6
Commercial	2.0	1.6	7.9	6.8
Industrial	0.9	1.0	4.2	4.2
Oilfield	1.1	1.1	4.4	4.2
Public authorities and street light	0.7	0.6	3.1	2.9
System sales	6.9	6.2	30.0	27.7
Integrated market	0.2	0.4	1.1	1.6
Total sales	7.1	6.6	31.1	29.3
Number of customers	888,759	879,447	888,759	879,447
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas (A)	6.185	6.506	7.032	11.907
Coal	3.468	2.039	3.253	1.935
Total fuel (A)	5.114	3.618	5.480	6.833
Total fuel and purchased power (A)	4.563	3.643	5.096	6.892
Degree days (B)
Heating - Actual	1,432	924	3,652	3,281
Heating - Normal	1,413	1,413	3,568	3,452
Cooling - Actual	80	93	2,385	1,896
Cooling - Normal	62	62	1,893	1,912
(A)
Decreased primarily due to both elevated pricing from Winter Storm Uri and higher market prices related to increased natural gas prices in 2021.
(B)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period. The calculation of heating and cooling degree normal days is based on a 30-year average and updated every ten years, which most recently occurred in mid-2021.